EXHIBIT 10.1

*[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIAL INFORMATION HAS BEEN OMITTED. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS HAVE BEEN PROVIDED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION]

DEVELOPMENT AND LICENSE AGREEMENT

Contract No.: 43004344

between

Boehringer Ingelheim International GmbH

VAT-ID-No. DE 811137994

Binger Straße 173,

55216 Ingelheim

GERMANY

(hereinafter referred to as “BII”)

on the one hand

and

Inspire Pharmaceuticals, Inc.

Taxpayer Identification No. 04-3209022

4222 Emperor Boulevard

Suite 200

Durham

North Carolina 27703-8466

USA

(hereinafter referred to as “Inspire”)

on the other hand

having an Effective Date of February 17, 2006

7.2 Responsibility for OTC-Switch	19

7.3 OTC-Switch Payment	19

7.4 Restriction of competition after OTC-Switch	19

7.5 Assignment/Assumption of Rights	19

8. Obligations	19

8.1 Inspire’s Obligations	19

8.2 Both Parties’ Obligations	21

8.3 BII’s Obligations	21

9. Payments	22

9.1 Payment of License Fee by Inspire	22

9.2 Royalties to be paid by Inspire	22

9.3 Royalties to be paid by BII	22

9.4 Royalty Report and Royalty Payment	23

9.5 Right to Audit	23

9.6 Payment Terms	24

9.7 Taxes	24

9.8 Currency Conversion	24

9.9 Late Payment	25

10. Intellectual Property	25

10.1 BII IP	25

10.2 Inspire IP	25

10.3 Trademark A	25

10.4 Arising Intellectual Property	27

10.5 Maintenance and Prosecution of Patents	28

10.6 Patent Enforcement	29

10.7 Infringement Action by Third Parties	30

11. Representations and Warranties	30

11.1 Representations and Warranties	30

11.2 Representations and Warranties of BII	31

11.3 Representations and Warranties of Inspire	31

12. Indemnification; Insurance	31

12.1 Inspire’s Obligation to Indemnify BII	31

12.2 BII’s Obligation to Indemnify Inspire	32

12.3 Indemnification Process	32

12.4 Insurance	32

13. Confidentiality		33

14. Publication and Public Disclosure		33

	14.1 Publication	33

	14.2 Public Announcement; Reporting Obligations	34

15. Term/Termination/Effects of Termination		35

	15.1 Term	35

	15.2 Termination for Material Breach	35

	15.3 BII’s Additional Termination Rights	35

	15.4 Inspire’s Additional Termination Rights	36

	15.5 Termination of Bankruptcy	36

	15.6 Consequences Termination	36

	15.7 Consequences of Early Termination by Inspire	38

	15.8 Right to Damages	38

16. Concluding Provisions		39

	16.1 Notices	39

	16.2 Assignment; Successors in Interest	39

	16.3 Entire Agreement; Amendment	40

	16.4 Force Majeure	40

	16.5 Waiver	41

	16.6 Severance	41

	16.7 Governing Law; Dispute Resolution and Jurisdiction	41

	16.8 Independent Contractor	41

	16.9 Surviving Provisions	41

	16.10 Use of Affiliates	41

	16.11 No Third Party Beneficiaries	42

	16.12 Interpretive Rules	42

	16.13 English Language	42

	16.14 Captions	42

	16.15 Counterparts; Facsimile Signatures	42

Annex 1	List of BII Documents (including manufacturing records, validation protocols, validation Results and stability records for finished products	43

Annex 2	BII Patents	51

Annex 3	Development Program	52

Annex 4	Trademark A	53

Annex 5	Press Release	54

WITNESSETH:

WHEREAS, BII owns certain know-how, (in particular pre-formulation data, formulation data, pre-clinical data and clinical data), and patents relating to the active ingredient epinastine (as more fully hereinafter defined herein, the “Compound”);

WHEREAS, BII wishes to grant to Inspire, and Inspire wishes to obtain from BII, the right to: (i) further develop, manufacture, market, sell and distribute a pharmaceutical product containing the Compound in a nasal dosage form for human use (as more fully hereinafter defined herein, the “Product”) in the United States and Canada (as more fully hereinafter defined herein, the “Inspire Territory”), and (ii) manufacture the Product (but not the Compound) both in the Inspire Territory and the BII Territory (as hereinafter defined) but only for sale and distribution in the Inspire Territory;

WHEREAS, Inspire wishes to grant to BII, and BII wishes to obtain from Inspire, the right to: (i) certain know-how created or obtained by Inspire such that BII is able to develop, market, sell and distribute the Product in the BII Territory, and (ii) manufacture the Product both in the Inspire Territory and the BII Territory but only for sale and distribution in the BII Territory;

WHEREAS, Inspire wishes to grant BII, and BII wishes to obtain, the option (but not the obligation) to acquire the rights to develop and commercialize an OTC version of the Product in each country of the Inspire Territory upon the terms described herein;

WHEREAS, the Parties acknowledge that this option may be exercised at the sole discretion of BII; it is the intention of both Parties and the Parties expressly acknowledge that such discretionary decision, in particular the decision not to exercise said option, shall not have any negative commercial, legal or financial impact on either Party; and

WHEREAS, BII is willing to supply, and Inspire is willing to purchase, the Compound under the terms and conditions of a separate Supply Agreement.

NOW, THEREFORE, the Parties agree as follows:

1.	Definitions

Capitalized terms used in this Agreement shall have the following meanings:

1.1

“Affiliates” means a corporation or non-corporate business entity that controls, is controlled by, or is under common control with a Party to this Agreement. An entity will be deemed to control another entity if (a) it owns, directly or indirectly, at least 50% of the voting securities of the other entity (or possesses the right to vote at least 50% of the voting securities of the other entity), or has other comparable ownership interest with respect to any entity other than a corporation, or (b) it possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the corporation or non-corporate business entity, as applicable, whether through the ownership or control of securities, by contract or otherwise.

1.2	“BII Commercialization Period” means a period of time equivalent in length to the actual amount of time that Inspire commercialized the Product in the United States during the Inspire Commercialization Period.

1.3	“BII Documents” means the documents listed or referred to in Annex 1 and containing information and data relating to the Compound.

1.4	“BII IP” means collectively BII Patents, BII Know-How and Trademark A.

1.5	“BII Know-How” means:

(i)	Know-How owned by or licensed to BII or an Affiliate as of the Effective Date that is contained in the BII Documents, and

(ii)	any additional Know-How (other than Inspire Know-How) which during the Term of this Agreement becomes owned by or licensed to BII or an Affiliate and which is accessible to BII pursuant to Clause 4.2(b) and which BII in its reasonable assessment deems necessary for the Development of the Product and obtaining the Product Registration(s), and which BII is free to disclose to a third party.

1.6	“BII Patent Rights” means the Patent Rights (i) owned by or licensed to BII or an Affiliate (other than Inspire Patent Rights) as of the Effective Date as set forth in Annex 2, and (ii) any other Patent Rights as far as they relate to the Compound, the use thereof, or a formulation thereof, (but specifically excluding any Patent Rights relating to the manufacture of the Compound), and are owned by or licensed to BII or an Affiliate at any time during the Term of this Agreement, it being understood that in the case of Patent Rights licensed to BII or an Affiliate, BII or such Affiliate must be free to sub-license such rights to a third party.

1.7	“BII Territory” means all countries and territories of the world other than the Inspire Territory.

1.8	“Compound” means epinastine, including but not limited to all pharmaceutically acceptable salts thereof, in particular epinastine HCL.

1.9

“Confidential Information” of a particular Party means any information disclosed by or on behalf of such Party to the other Party relating to the disclosing Party’s Know-How, trade secrets or any other information relating to business affairs, finances or products of the disclosing Party or its Affiliates, which is considered by the disclosing Party as confidential as well as the terms of this Agreement, excluding, however, information (i) which can be demonstrated as being already in the receiving party’s and its Affiliates’ possession prior to the date of execution of this Agreement and the Material Transfer Agreement dated June 7, 2005 and the Confidentiality Agreement dated March 15, 2004 entered into by the Parties; (ii) comes into public domain by publication or otherwise through no breach of this Agreement; (iii)

has been disclosed to the receiving party or its Affiliates by a third party authorised to do so without being supplied either directly or indirectly by providing party. Confidential Information shall not be deemed to be in the public domain merely because it may be derived from one or more items publicly known.

1.10	“Development Program” means the program of work to be conducted by, or on behalf of, Inspire hereunder for obtaining Product Registration(s) for the Product (including but not limited to all further development work which may be required for Product Registrations, manufacturing and marketing purposes, but excluding Compound manufacturing development work) in the Field, a preliminary outline of which is attached as Annex 3.

1.11	“Effective Date” means the date specified on the first page of this Agreement.

1.12	“Field” means the therapeutic treatment or prevention of allergic and non-allergic rhinitis in humans through nasal administration.

1.13	“First Commercial Sale” means, with respect to any country within either the Inspire Territory or the BII Territory, as the case may be, the date upon which the Product is first sold by the Party having rights to commercialize the Product in such Territory (or its Affiliates or its Recognised Agents) in a commercial transaction, as evidenced by the selling party’s invoice to a third party in such country, after the required Product Registration has been granted by the Regulatory Agency in such country.

1.14	“Generic Equivalent” means a generic version of the Product, which contains the Compound given by intranasal administration, marketed and sold by a third party in any country of the Inspire Territory or BII Territory, as the case may be.

1.15	“Inspire Commercialization Period” means the period beginning on the First Commercial Sale of Product in the United States and ending on December 31, 2022.

1.16	“Inspire IP” means collectively Inspire Know-How and Inspire Patent Rights.

1.17	“Inspire Know-How” means all Know-How generated by or on behalf of Inspire and its Affiliates during the Term, to the extent that it relates to Inspire’s and its Affiliates’ (i) development, manufacturing and marketing of the Product, and (ii) the Compound, the use thereof or a formulation thereof.

1.18	“Inspire Patent Rights” means all Patent Rights owned by or licensed to Inspire and its Affiliates (other than the BII Patents) during the Term, relating to inventions made by or on behalf of Inspire and its Affiliates (in particular under the Development Program) to the extent that they relate to (i) the development and manufacturing of the Product, and (ii) the Compound, the use thereof, or a formulation thereof, it being understood that in the case of Patent Rights licensed to Inspire or an Affiliate, Inspire or such Affiliate must be free to sub-license such rights to a third party.

1.19	“Inspire Territory” means the United States of America and Canada and their respective territories and possessions.

1.20	“Know-How” means information which is not known to the public including information comprising or relating to inventions, including patent applications in preparation, concepts, discoveries, data, designs, formulae, ideas, experience; information comprising or relating to material, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing including results of research or development together with processes including manufacturing processes, specifications, techniques, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports or summaries and correspondence no matter whether contained in written documents, tapes, discs, diskettes, CD ROM and any other media on which Know How can be stored. The fact that a specific item is known to the public will not be taken to exclude the possibility that a compilation or combination including such item, and/or a development related to such item, is (or remains) not known to the public.

1.21	“Marketing Year” means with respect to each country in the Inspire Territory and the BI Territory, as the case may be, (i) the period from the First Commercial Sale in such country until December 31st of the same year (“First Marketing Year”), or (ii) each calendar year, subsequent to the First Marketing Year, during the Term of this Agreement.

1.22	“Net Sales” means the actual gross amounts invoiced for sales of Product by a Party and its Affiliates to any third party purchaser (including Recognised Agents) less the following deductions with respect to such sales:

-	any rebates, quantity, trade and cash discounts, and other usual and customary discounts to customers actually paid or deducted;

-	retroactive price reductions, credits or allowances actually granted upon rejections or returns of Products, including for recalls or damaged goods;

-	freight, postage, shipping and insurance charges actually allowed or paid for delivery of Products, to the extent included in the gross sales price;

-	sales taxes, excise taxes, use taxes, import/export duties or other governmental charges actually due or incurred with respect to such sales, including without limitation value-added taxes; and

-	charge-back payments and rebates (or the equivalent thereof) granted to managed health care organisations or to federal, state and local governments, their respective agencies, purchasers or reimbursers;

all as incurred in the ordinary course of business in type and amount consistent with good industry practice and determined in accordance with generally accepted accounting principles on a basis consistent with either Party’s audited consolidated financial statements.

For the sake of clarity and avoidance of doubt, sales by either Party, its Affiliates or Sub-licensees of a Product to Recognised Agents of such Product in a given country will be considered a sale to a third party customer.

Any Products used for promotional or advertising purposes, or as samples, or used for clinical or other research purposes, or for donations will not be included in Net Sales.

1.23	“OTC” means ‘over the counter’.

1.24	“OTC Product” means a Product that is sold to consumers OTC without the necessity of a prescription.

1.25	“OTC-Switch” means, with respect to each country of the Inspire Territory, the transfer of the Product from a prescription medicine to an over-the-counter medicine in such country. The Product will be deemed to be transferred, and the OTC-Switch deemed to be finalised, with respect to a given country of the Inspire Territory upon final approval by the Regulatory Agency in such country of the Inspire Territory that has regulatory jurisdiction over such transfer.

1.26	“Party” means a party to this Agreement. The correlative term “Parties” means both of the parties to this Agreement.

1.27	“Patent Rights” means rights in all patent applications and granted patents, patents with post grant amendments, design patents, improvement patents and models and certificates of addition, utility patent applications, utility patents, utility models, utility model applications and all foreign counterparts of them, including any provisional applications, divisional applications and patents, refilings, renewals, continuations, continuations-in-part, patents of addition, extensions, re-examinations, reissues, substitutions, confirmations, registrations, revalidation and additions of or to any of them, as well as any supplementary protection certificates, and equivalent protection rights in respect of any of them.

1.28	“Product” means any nasal dosage form containing the Compound for use in the Field.

1.29	“Product Registration” means a valid pharmaceutical product registration or marketing authorisation for the Product (including pricing approval, if applicable) granted by any Regulatory Agency as well as any other regulatory approval with respect to the Product or which are required for the manufacture, marketing, promotion, pricing, reimbursement and selling of any Product.

1.30

“Reasonable Efforts” means the employment of reasonable efforts of, and appropriate funding by, a Party consistent with the prudent exercise of business judgement which will not be less than those employed for the development, registration, launch and commercialisation than those which a similarly situated pharmaceutical company would employ for its own pharmaceutical products with similar commercial potential, at a similar stage in its product life cycle, taking into account the stage of development of a compound, or in the case of a launched product, the market conditions, the competitive landscape, and other commercial factors relating to such product.

1.31	“Recognised Agents” means an organisation which is not an Affiliate of either Party which such Party uses in the normal course of its business to market, promote, detail, distribute or sell its products in a particular country of its Territory.

1.32	“Regulatory Agency” means any national or local agency or authority including any regulatory authority, department, inspectorate, minister, ministry official, parliament or public or statutory person (whether autonomous or not) or any government of any country having jurisdiction over either (i) any of the activities contemplated by this Agreement or the Parties including for the avoidance of doubt where the context admits any ethics committee or any equivalent review board, or (ii) the marketing and sale of pharmaceutical products.

1.33	“Relevant Market” means (i) if the context refers to prescription drug products, the market for all prescription drug products containing the Compound given by intranasal administration, or (ii) if the context refers to an OTC product, the market for all OTC products containing the Compound given by intranasal administration.

1.34	“Semi-exclusive” means a grant of rights by one Party to the other Party and its Affiliates and Sublicensees which is exclusive as to any and all third parties, but the grantor of such rights retains for itself and its Affiliates and Sublicensees the rights to use and exploit such rights in addition to the grantee of such rights.

1.35	“Sublicensee” means with respect to either Party any person, company, corporation or other business entity, other than a Recognised Agent and/or an Affiliate of a Party, that is granted a sublicense by such Party under this Agreement to develop, clinically test, make, have made, use, offer for sale and sell Products.

1.36	“Term” is defined in Clause 15.1.

1.37	“Trademark A” means the trademark(s) selected pursuant to Clause 10.3 and agreed upon by BII and Inspire and thereafter attached to this Agreement as Annex 4.

2.	Grant of Rights to Inspire

2.1.	Exclusive and Semi-exclusive Licences

(i)

Development and Commercialization Rights. BII hereby grants to Inspire, and Inspire hereby accepts, with effect from the Effective Date until the end of the Inspire Commercialization Period, an exclusive right and license in the Field under the BII Patents and BII Know-How

(without the right to sublicense in the United States, but with the right to sublicense in Canada) to develop, use, market, distribute and sell the Product in the Inspire Territory.

(ii)	Manufacturing Rights. Furthermore, BII hereby grants to Inspire, and Inspire hereby accepts, with effect from the Effective Date until the end of the Inspire Commercialization Period, a Semi-exclusive right and license in the Field under the BII Patents and BII Know-How (with the right to sublicense) to manufacture, or have manufactured, the Product in (a) the Inspire Territory, and (b) the BII Territory but solely for the development, marketing, distribution and sale of the Product in the Inspire Territory, it being understood and agreed, however, that the manufacturing rights granted hereunder (including any sublicense thereof) relate only to the manufacture of the Product and not to the manufacture of the Compound.

(iii)	Trademark Rights. BII hereby grants to Inspire, and Inspire hereby accepts, with effect from the Effective Date and continuing for the period referenced in Clause 2.2(ii) below, an exclusive right and license to use Trademark A in connection with the commercialization of the Product in the Field in the Inspire Territory.

All of the exclusive rights and licences (but not the Semi-exclusive rights) granted to Inspire pursuant to this Clause 2.1 will be to the exclusion of all other parties including BII and its Affiliates.

2.2	Duration of the Licenses; End of Exclusivity Period

(i)	Upon the expiration of the Inspire Commercialization Period, the exclusive and Semi-exclusive license granted to Inspire under Clauses 2.1(i) and (ii) in respect of the BII Patents and BII Know-How, (but not the rights with respect to Trademark A under Clause 2.1(iii)), will convert (and will thereafter continue beyond the Term of this Agreement as defined in Clause 15.1) into a perpetual, fully paid-up, non-exclusive license under the BII Patents and BII Know-How to develop, manufacture, market, distribute and sell the Product, with the restriction that the manufacturing rights relate only to the manufacture of the Product and not to the manufacture of the Compound.

(ii)	Inspire will retain an exclusive license to Trademark A for the Inspire Territory under this Clause 2.2 (ii), subject to the royalty obligations in respect of such Trademark A set forth in this Agreement, for so long as Inspire is commercializing the Product.

(iii)	Notwithstanding Clauses 2.2(i) and (ii) above, in the event that the Product is switched from a prescription product to an OTC Product and the OTC-Switch has been finalised in a particular country of the Inspire Territory in accordance with Clause 7, the rights granted to Inspire under Clause 2.1 will immediately terminate with respect to such country of the Inspire Territory.

2.3	No Other Rights

Inspire will not be granted from BI, any other right under this Agreement to develop, manufacture, market, distribute, sell or use the Product or Compound except as otherwise expressly provided in this Agreement.

2.4	BII’s Right to Manufacture the Compound

For the avoidance of doubt, BII will retain its worldwide exclusive rights to manufacture the Compound. BII will provide to Inspire and Inspire will purchase epinastine HCl at a price of US$*[CONFIDENTIAL] / kg (*[CONFIDENTIAL] US Dollars per kilogram) to be used in the Product and any product developed and commercialized from Inspire IP. Further terms of supply of the epinastine HCl are subject to a separate Commercial Supply Agreement entered or to be entered into by the Parties, which also contains provisions regarding delays in delivery of epinastine HCl.

2.5	Rights to Subcontract

Except as otherwise provided in Clause 2.1, Inspire shall not delegate or sub-contract the performance of its obligations under this Agreement. Inspire has the right, however, to appoint its Affiliates and Recognised Agents as distributors for the marketing and sale of Product in the Inspire Territory. Furthermore, nothing herein will prevent Inspire from using third parties to implement activities associated with the Development Program (including but not limited to pre-clinical studies, clinical trials and pharmaceutical development related thereto) and third parties for the manufacture of the Product in compliance with Clause 13.

3.	Grant of Rights to BII

3.1	Exclusive License

(i)	Inspire hereby grants to BII, and BII hereby accepts, with effect from the Effective Date and continuing for the period set forth in Clause 3.4, an exclusive right and license (with the right to sublicense) in the Field under the Inspire IP to develop, market, distribute and sell the Product in the BII Territory.

(ii)	Furthermore, Inspire hereby grants to BII, and BII hereby accepts, with effect from the Effective Date and continuing for the period set forth in Clause 3.4, a Semi-exclusive right and license in the Field under the Inspire IP (with the right to sublicense) to manufacture, or have manufactured, the Product both in (a) the BII Territory, and (b) in the Inspire Territory but solely for the development, marketing, distribution and sale of the Product in the BII Territory.

(iii)

Inspire hereby grants to BII, and BII hereby accepts, on a country-by-country basis, from the time of finalising the OTC-Switch for the Product in a given country of the Inspire Territory subject to all requirements of Clause 7 and continuing for the period set forth in

Clause 3.4, an exclusive right and license in the Field under the Inspire IP (with the right to sublicense) to develop, manufacture, market, distribute and sell the Product as OTC-Product for use in such country of the Inspire Territory.

(iv)	For the avoidance of doubt, BII shall have the right, but not the obligation, to avail itself of the rights granted hereunder. Inspire shall not claim any damages or reimbursement due to the fact that BII does not exercise the rights granted under this Clause 3. For the avoidance of doubt, however, the Parties acknowledge and agree that this Clause 3.1(iv) will not affect the obligations of BII to manufacture and provide Compound to Inspire pursuant to the Supply Agreement.

All of the exclusive rights and licences (but not the Semi-exclusive rights and licenses) granted to BII pursuant to this Clause 3.1 will be to the exclusion of all other parties including Inspire and its Affiliates.

3.2	License/Sublicense to Third Party Rights and Assignment

(i)	Each of the Parties acknowledges that Inspire will need to acquire third party rights (if not internally developed) to an intranasal administration device in order to be able to commercialize the Product. In any subsequent negotiation with the owner of any intranasal administration device, Inspire will use Reasonable Efforts to acquire access to such device, whether by license agreement, supply agreement, or otherwise, on a worldwide basis, such that Inspire or such third party, as the case may be, would be in a position to grant access to such intranasal administration device to BII. Prior to entering into such negotiations with the owner of any intranasal administration device, Inspire shall notify BII hereof and BII shall notify Inspire whether BII is interested in obtaining such third party rights. It is understood and agreed, however, that it is BII’s responsibility to bear all costs of obtaining access to the rights to such intranasal administration device for the Product in the BII Territory, and also in the event that BII is commercializing an OTC Product in the Inspire Territory. Inspire shall not act on behalf of BII or create any obligation for BII.

(ii)	In addition, in the event that BII exercises its OTC Switch Rights, Inspire will assign or otherwise transfer to BII, and BI will assume from Inspire, any and all rights and obligations with respect to agreements relating the intranasal administration device for the Product, if any, under conditions not less favourable as those applicable to Inspire in respect to each country where BII has exercised its OTC Switch Rights. In connection therewith, BII will use Reasonable Efforts to cause Inspire to be released from its obligations contained in such agreements.

3.3	Sublicense Rights

BII shall have the right to sublicense the rights in the BII Territory (as well as in a country of the Inspire Territory in the event that the OTC Switch Rights have been exercised with respect to such country) granted to it hereunder, in particular to use and appoint its Affiliates, Recognised Agents or any third parties for the exploitation of the rights granted under this Agreement.

3.4	Duration of the License

The exclusive and Semi-exclusive license and the rights granted to BII under Clause 3.1 will convert (and will thereafter continue beyond the Term of this Agreement as defined in Clause 15.1), on a country-by-country basis, into a perpetual, fully paid-up, non-exclusive license to the Inspire IP in the BII Territory (as well as in a country of the Inspire Territory in the event that the OTC Switch Rights have been exercised with respect to such country) upon the expiration of the BII Commercialization Period for such country.

4.	Development, Registration, and Access to Know-How

4.1	Responsibility for Development Program

(a)	Subject to the provisions of Clause 4.5, and with effect from the Effective Date, Inspire shall be responsible, at its own expense, for and shall employ Reasonable Efforts for the development of the Product, including the conduct of the Development Program.

(b)	Inspire shall prepare, based on the outline in Annex 3, a detailed outline of the Development Program for the Product (the “DP Summary”) within 6 (six) weeks following the pre-IND (Investigational New Drug) meeting and forward promptly thereafter such DP Summary to BII. The DP Summary will describe in detail the work activities and planned clinical trials and non-clinical studies to be carried out by, or on behalf of, Inspire in order to be able to seek Product Registrations in the Inspire Territory including associated preliminary timeline estimates. Inspire shall update the DP Summary on an annual basis and shall promptly provide BII with such updates. BII may, at its option, review and comment on the content of each version of the DP Summary; provided, however, that Inspire will not be required to cease or delay the Development Program while BII is reviewing the DP Summary. If BII has not commented within six (6) weeks of receipt of such DP Summary, it will be presumed that it has no comments to the DP Summary. In the event that BII tenders comments to Inspire on the DP Summary, Inspire shall reasonably consider in good faith BII’s comments, but in the event that the Parties do not agree on the content of the DP Summary, Inspire shall retain the final decision on such matters.

(c)	In the event that it becomes apparent to Inspire that the Development Program will be significantly delayed, Inspire shall promptly notify BII of such fact and such notice will be accompanied by a summary description and explanation as to the reasons, or potential reasons, for such significant delay and potential remedies.

4.2	Regulatory Filings during Development

(a)	Except as otherwise provided herein, in the event that the results of the Development Program so justify, Inspire shall use Reasonable Efforts to seek a Product Registration for the Product, and, at its expense, to submit all regulatory filings and approvals required by any Regulatory Agency with respect to the development and commercialization of the Product with respect to each country in the Inspire Territory (including but not limited to IND filings and NDA filings). Once filed with a Regulatory Agency, Inspire will use Reasonable Efforts to obtain approval of each Product Registration for the Product. In the event that Inspire decides not to pursue the Development Program or not to seek the Product Registration for the Product, it shall notify BII thereof immediately in writing.

(b)	BII undertakes to use Reasonable Efforts to make available to Inspire all information regarding Compound which (i) comes to the attention of employees of BII or its Affiliates, and (ii) BII in its reasonable assessment considers useful for the regulatory filing for the Product. *[CONFIDENTIAL].

4.3	Supply of Study Reports

Inspire shall make available to BII, free of charge, on an ongoing basis, the final study reports from all clinical trials in the Development Program in hardcopy and electronic form.

4.4	Drug Master File

BII shall directly provide to all Regulatory Agencies in the Inspire Territory all information and data relating to or arising in relation to the manufacture of the Compound being part of the Product in the form of a Drug Master File (DMF) of BII and/ or its Affiliates if such information is requested for the Development Program or submission or maintenance of Product Registrations. For the avoidance of doubt, the DMF will not be made available to Inspire, however Inspire shall have the right to reference the DMF.

4.5	Preparation, Filing and Maintenance of Product Registration

Inspire shall at its own cost and expense prepare all regulatory filings (as contemplated by Clause 4.2 hereof) in a proper format appropriate for submission to the relevant Regulatory Agency. In the event that a Product Registration for the Product is approved, Inspire shall be responsible for the maintenance of the Product Registrations in each country of the Inspire Territory, and shall promptly inform BII of any material variations thereof (including quantitative and qualitative changes to formulation and primary packaging material), until finalisation, if any, of the OTC-Switch in such country of the Inspire Territory. Inspire shall supply to BII copies of all material correspondence with Regulatory Agencies in the Inspire Territory, on an ongoing basis, and, promptly after receipt of approval of an NDA for the Product, a complete copy of the NDA for the Product, free of charge, in electronic form, if available, and to the extent not available electronically, in written form. Inspire shall inform BII of its intent to file an IND or NDA submission relating to the Product with a Regulatory Authority at least three months prior thereto.

4.6	Filings by BII

BII shall be entitled to apply for Product Registrations in the BII Territory, and in the Inspire Territory in connection with the OTC-Switch pursuant to Clause 7 using the documents and dossiers provided by Inspire according to this Clause 4. Inspire shall assist BII in its filings for such Product Registrations by providing copies of and/or executing all such documents as BII shall reasonably request with respect to the BII Territory and the Inspire Territory subject to Clause 7. BII shall reimburse Inspire for any external out-of-pocket fees incurred with respect to such assistance but shall not pay for Inspire’s internal cost. BII shall keep Inspire informed about any applications made for Product Registrations in the BII Territory, and in the Inspire Territory in connection with the OTC-Switch.

4.7	Notice of Registration, Approval and Launch

(a)	Inspire shall promptly inform BII of the date of filing of a Product Registration, approval of such Product Registration and the First Commercial Sale of the Product in each country of the Inspire Territory.

(b)	BII shall promptly inform Inspire of the date of filing of a Product Registration, approval of such Product Registration and the First Commercial Sale of the Product in each country of the BII Territory.

4.8	Shipment of the BII Documents, No Obligation to Create BII Know-How

BII shall within three (3) weeks after the Effective Date deliver all BII Documents to Inspire free of charge in electronic form, if available, and to the extent not available electronically, in written form. At the same time that BII delivers the BII Documents to Inspire, BII shall also deliver to Inspire copies of all patent applications and issued patents listed in Annex 2 comprising the BII Patents as of the Effective Date. BII shall not be under any obligation to create any BII Know-How beyond the Know-How incorporated in the BII Documents as set forth in Clause 1.5 (i). If, however, BII becomes aware of any new portions of BII Know-How, it will promptly deliver such Know-How to Inspire free of charge in written or electronic form.

4.9	Availability and Transfer of Inspire Know-How

If not otherwise provided for in this Agreement, and if not already delivered to BI, Inspire shall make available and deliver to BII a copy free of charge in written or electronic form of all Inspire Know-How when requested by BII.

5.	Commercialisation

5.1	Responsibility

Inspire shall be solely responsible for commercialisation (including marketing and sales) of the Product in the Inspire Territory and shall use its Reasonable Efforts to launch, promote and market the Product in any country in the Inspire Territory, promptly after obtaining the Product Registration for such country.

5.2	Sales Forecasts

Inspire shall provide to BII an annual summary of its marketing and sales plans for the Product on a country-by-country basis in the Inspire Territory covering each Marketing Year. Upon the submission of the first Product Registration, Inspire shall provide to BII, a written document containing Inspire’s estimates of the projected sales targets for each of the first five Marketing Years (the “Sales Targets”) for Product in the Inspire Territory. Inspire shall use Reasonable Efforts in pursuing the commercialization of the Product in the Territory with the goal of achieving the Sales Targets.

5.3	Commercialisation by BII

In the BII Territory, BII shall have the right, but not the obligation, to commercialise the Product. In the Inspire Territory, BII shall also have the rights but not the obligation with respect to the OTC-Switch provided for in Clause 7 below.

5.4	Co-Promotion Rights

Inspire shall have the right to appoint a third party as Inspire’s co-promotion partner in each country of the Inspire Territory, subject, however, that with respect to a co-promotion arrangement in the United States, Inspire would first need to obtain the prior written consent of BII, such consent not to be unreasonably withheld, delayed or conditioned. BII shall have the right to appoint a third party as BII’s co-promotion partner in every country of the BII Territory, and in each country of the Inspire Territory for an OTC Product provided that the OTC-Switch has been finalised in such country.

6.	Product Safety

6.1	Compliance with Product Registrations

Inspire, and its Affiliates, as the case may be, shall ensure that the Product is manufactured (but not the Compound which will be the responsibility of BII), tested and marketed in compliance with the Product Registrations. Any obligation of BII to manufacture and test the Compound will be subject to the separate Supply Agreement.

6.2	Recall System

Both Parties hereto shall maintain at all times in written or recorded form an effective system for the recall of the Product from the market and each Party shall be free to inspect the other’s recall system during normal business hours and upon reasonable prior notice to the other. Inspire may decide to issue a recall of the Product in the Inspire Territory from the market whenever Inspire deems it necessary or prudent to do so. In deciding whether to issue a recall of the Product, Inspire shall consider the reasonable opinions and comments of BII, but Inspire shall make the final decision with respect to issuing such a recall. The costs related to such recall will be borne by Inspire. However, if the cause of the recall is the direct result of the delivery of defective or non-conforming Compound by BII or is otherwise due to the negligent or wilful default of BII, BII shall (i) deliver the Compound free of charge in a quantity equal to the amount of Compound in the Product affected by the recall, and (ii) reimburse Inspire for the external costs directly caused by the recall.

6.3	Information Exchange

(a)	Both Parties shall comply fully with all applicable adverse event reporting requirements in all countries where the Parties intend to carry out clinical trials or commercialize the Product and agree to exchange all such adverse event information as may be necessary to achieve compliance with law and to ensure that both Parties are completely informed regarding the adverse events associated with the Product, including but not limited to single case reports, appropriate medical evaluation, as well as aggregation data.

(b)	Upon execution of this Agreement, BII shall provide to Inspire all available information regarding the safety of, and the adverse events associated with, the Compound including all adverse event reports received in the past, published literature and previous actions taken by BII or by Regulatory Agencies due to safety issues.

(c)	Further provisions regarding safety and adverse events shall be governed by a Pharmacoviligence Agreement to be entered into by the Parties.

7.	OTC-Switch Rights

7.1	OTC-Switch in the Inspire Territory

At any time after the expiration of the Inspire Commercialization Period (but not before) and continuing for a period that ends five (5) years after the expiration of the Inspire Commercialisation Period (the “OTC Switch Period”), BII shall have the right, but not the obligation, and subject to paying the OTC Switch Payment referenced below, to switch the Product from a prescription product to an OTC Product in any country of the Inspire Territory (hereinafter, the “OTC Switch Rights”). At any time within the OTC Switch Period, BII shall determine, in its sole discretion, the appropriate timing for the OTC Switch for the Product in any country of the Inspire Territory. BII shall notify Inspire in writing twelve (12) months prior to any envisaged OTC-Switch.

Upon finalisation of the OTC-Switch in a country of the Inspire Territory, BII shall use Reasonable Efforts to commercialize the Product in such country.

7.2	Responsibility for OTC-Switch

BII shall be solely responsible for compiling the OTC-Switch dossier for the Product in the Inspire Territory, making regulatory filings and obtaining approvals for the OTC-Switch at its own cost. Inspire shall fully cooperate in the OTC-Switch activity upon BII’s reasonable request, however, Inspire will have no obligation for conducting any activities related to the OTC-Switch, except as otherwise expressly provided for under this agreement. Should such cooperation cause any external out-of-pocket costs for Inspire, Inspire shall give prior notice to BII of the amount of such costs to be agreed upon and Inspire will then be reimbursed by BII.

7.3	OTC-Switch Payment

In consideration of the OTC Switch Rights described above, BII shall pay to Inspire upon the finalization of each OTC-Switch in any country of the Inspire Territory a non-refundable payment in the amount equal to *[CONFIDENTIAL] percent (*[CONFIDENTIAL]%) of the annual Net Sales of the Product in the preceding full calendar year in the country of the Inspire Territory where such OTC-Switch has been finalised (the “OTC Switch Payment”). BII will pay to Inspire the OTC Switch Payment for such country thirty (30) days following the date of finalization of the OTC Switch of a Product in the OTC market in such country and upon receipt of an invoice from Inspire.

7.4	Restriction of Competition after OTC-Switch

Upon payment by BII and receipt by Inspire of the OTC Switch Payment with respect to a particular country of the Inspire Territory, Inspire shall not for a period of five (5) years or until the termination of the Agreement pursuant to Clause 15.2 due to a material breach of BII, whichever is earlier, commercialise or co-commercialise any OTC product containing the Compound in a nasal dosage form in the Field in such country of the Inspire Territory.

7.5	Assignment/Assumption of Rights

As part the OTC Switch, each of the Parties will effectuate the actions referenced in Clause 3.2 hereof with respect to third party agreements.

8.	Obligations

8.1	Inspire’s Obligations

Inspire shall:

(i)	as long as Inspire has exclusive rights under Clause 2, use Reasonable Efforts to carry out the Development Program in accordance with the provisions of Clause 4.1 and to meet the timelines set forth in the DP Summary and using all reasonable care and skill, and in accordance with all applicable laws, the principles of the current ICH, Good Clinical Practice Guidelines and the provisions of this Agreement;

(ii)	upon request of BII, supply to BII free of charge copies of all material correspondence and communications with and all (in electronic or written form) documentation received from a Regulatory Agency in respect of or relating to the Product or the Development Program;

(iii)	as long as Inspire has exclusive rights under Clause 2, use Reasonable Efforts to launch the Product in each country of the Inspire Territory within six (6) months of a Product Registration being granted with respect to such country;

(iv)	provide BII with examples of advertising literature, press releases and printed, audio-visual and electronic material as BII may reasonably request from time to time and Inspire shall be obliged to state on all materials describing any medical claims of the Product in suitable and legible wording that the Product is marketed under license from Boehringer Ingelheim International GmbH and contain the statement “under license from Boehringer Ingelheim International GmbH”, to the extent legally permissible;

(v)	be responsible for the packaging, and labelling of the Product in accordance with the applicable laws, rules and regulations in the Inspire Territory;

(vi)	maintain sufficient qualified staff or, to the extent permitted under this Agreement, engage sufficient qualified third parties to enable it to perform its obligations pursuant to this Agreement promptly and efficiently and ensure that its pharmaceuticals sales staff receives specialised technical training in order to be able to detail or promote the Product;

(vii)	as long as Inspire has exclusive rights under Clause 2, not advertise, promote or market Product outside the Field;

(viii)	as long as Inspire has exclusive rights under Clause 2, not advertise for, canvass for or seek orders for the Product from outside the Inspire Territory;

(ix)	as long as Inspire has exclusive rights under Clause 2, use reasonable, legally permissible efforts to ensure that its Affiliates and Recognised Agents shall not advertise for, canvass for or seek orders for the Product from outside the Inspire Territory; and

(x)	prepare all documents, in particular those under Clause 4, and all regulatory filings for Product Registrations for the Inspire Territory in accordance with up-to-date scientific standards and generally acknowledged US pharmaceutical principles and practices.

8.2	Both Parties’ Obligations

Both Parties shall:

(i)	conduct their respective businesses in accordance with all laws, regulations, rules, statutory requirements and standards applicable to the Product in their respective Territory and at their own expense obtain all necessary permits, approvals, consents and licenses to enter this Agreement and perform their duties and obligations hereunder;

(ii)	keep each other informed of any complaint, claim, demand or dispute concerning the Product or the Compound; and

(iii)	not do anything to prevent or restrict the sale, or development of the sales, of the Product or which may prejudice the goodwill or reputation of the other Party.

8.3	BII’s Obligations

BII shall:

(i)	provide to Inspire the BII Know-How for the Inspire Territory;

(ii)	deliver the BII Documents to Inspire in accordance with Clause 4.8 hereof;

(iii)	maintain Trademark A at BII’s cost in the respective countries of the Inspire Territory for as long as Inspire continues to market the Product under this Agreement;

(iv)	not advertise for, canvass for or seek orders for the Product from a person in, or for use in any country of the Inspire Territory unless the OTC-Switch has been finalised in such country; and

(v)	use legally permissible Reasonable Efforts to ensure that its Affiliates and Recognised Agents shall not advertise for, canvass for or seek orders for the Product in any country of the Inspire Territory unless the OTC-Switch has been finalised in such country.

Furthermore, BII may make available to Inspire, on a reasonable basis, access to individuals to be named by BII to answer questions regarding information contained in the BI Documents and the initial transfer of BII Know How. Should such cooperation cause any out-of-pocket costs for BII, BII shall give prior notice to Inspire of the amount of such costs to be agreed upon and BII will then be reimbursed by Inspire.

9.	Payments

9.1	Payment of License Fee by Inspire

In consideration of the exclusive and Semi-exclusive rights granted under this Agreement, Inspire shall pay to BII a license fee of US$2,500,000 (two million five hundred thousand dollars) within thirty (30) days after the Effective Date. Such amount shall be exclusive of value added tax and any other sales taxes.

9.2	Royalties to be paid by Inspire

(i)	In addition to the payment under Clause 9.1 above, and in consideration of the exclusive and Semi-exclusive rights granted to Inspire hereunder, Inspire shall pay BII a royalty of *[CONFIDENTIAL] (*[CONFIDENTIAL]) on all Net Sales of the Product for any such country within the Inspire Territory commencing on the date of First Commercial Sale of the Product in such country and continuing until the expiration of the Inspire Commercialization Period.

(ii)	Notwithstanding the foregoing, the royalty rates mentioned in Clause 9.2 (i) will be reduced, on a country-by-country basis, in the event of generic competition in a particular country of the Inspire Territory in accordance with this provision. In the event that a Generic Equivalent(s) has achieved at least a *[CONFIDENTIAL] market share in units of the Relevant Market in any country of the Inspire Territory, the royalty rate for such country shall be reduced to *[CONFIDENTIAL] (*[CONFIDENTIAL]) for so long as such market share exceeds such threshold. In the event that a Generic Equivalent(s) has achieved at least a *[CONFIDENTIAL] market share in units of the Relevant Market in any country of the Inspire Territory, the royalty rate for such country shall be reduced to *[CONFIDENTIAL] (*[CONFIDENTIAL]) for so long as such market share exceeds such threshold. The measure of the market share will be made using data generated by IMS.

(iii)	Upon expiration of the Inspire Commercialization Period, Inspire shall pay to BI for so long as Inspire is commercializing Product in a country of the Inspire Territory, a royalty for the exclusive license to the Trademark A of *[CONFIDENTIAL] (*[CONFIDENTIAL]) of Net Sales of the Product in such country of the Inspire Territory.

9.3	Royalties to be paid by BII

(i)	In consideration of the rights granted to BII under this Agreement under the Inspire IP in a country of the BII Territory, BII shall pay Inspire a royalty of *[CONFIDENTIAL] (*[CONFIDENTIAL]) on all Net Sales of the Product in any country within the European Union (as comprised from time to time), and *[CONFIDENTIAL] (*[CONFIDENTIAL]) on all Net Sales of the Product in any country of the BII Territory outside the European Union, commencing on the date of First Commercial Sale of the Product in such country and continuing for the duration of the BII Commercialization Period.

(ii)	Notwithstanding the foregoing, the royalty rate mentioned in Clause 9.3 (i) will be reduced, on a country-by-country basis, in the event of generic competition in a particular country of the BII Territory in accordance with this provision. In the event that a Generic Equivalent(s) has achieved at least a *[CONFIDENTIAL] market share in units of the Relevant Market in any country of the BII Territory, the royalty rate for such country shall be reduced to one-half of the applicable royalty rate specified in Clause 9.3(i) for so long as such market share exceeds such threshold. The measure of the market share will be made using data generated by IMS.

(iii)	In the event that BII markets the Product as an OTC-Product in a country of the Inspire Territory after the OTC-Switch has been finalised therein, BII shall pay Inspire a royalty of *[CONFIDENTIAL] (*[CONFIDENTIAL]) on all Net Sales of the Product in such country of the Inspire Territory from the date of First Commercial Sale of such OTC-Product and continuing for the duration of the BII Commercialization Period.

(iv)	Notwithstanding the foregoing, the royalty rates mentioned in Clause 9.3 (iii) will be reduced in the event of generic competition for the OTC-Product. In the event that a Generic Equivalent(s) has achieved at least a *[CONFIDENTIAL] market share in units of the Relevant Market in such country, the royalty rate shall be reduced to *[CONFIDENTIAL] (*[CONFIDENTIAL]) for so long as such market share exceeds such threshold. In the event that a Generic Equivalent(s) has achieved at least a *[CONFIDENTIAL] market share in units of the Relevant Market in such country, the royalty rate shall be reduced to *[CONFIDENTIAL] (*[CONFIDENTIAL]) for so long as such market share exceeds such threshold. The measure of the market share will be made using data generated by IMS.

9.4	Royalty Report and Royalty Payment

As long as the obligation to pay royalties under this Agreement for a Party exists, such Party shall prepare in relation to each calendar quarter and send to the other Party within sixty (60) days of the end of such calendar quarter a detailed report showing for that calendar quarter separately the Net Sales information for each country of the respective Territory including the calculation of Net Sales in local currency and US$ in each country and shall send to the other Party at the same time the amounts due to the other Party in relation to such Net Sales calculated in accordance with Clause 9.8.

9.5	Right to Audit

As long as the obligation to pay royalties under this Agreement for each Party exists and for a period of two (2) years thereafter, such Party shall keep or cause to be kept at the address set out at the head of this Agreement (or such other address as it may notify to the other Party in writing from time to time) all records relating to the Net Sales of the Product as may be necessary or proper to enable the other Party to check the reports referred to in Clause 9.4 above and compiled by each Party in performance of this Agreement. Each Party shall at all times, if and when required by the other Party but not more than once per year, present such records to an independent certified accountant nominated by the reviewing Party, and reasonably acceptable to the Party being reviewed, and permit such independent certified accountant (provided such independent certified accountant executes an appropriate confidentiality agreement) to inspect such records during normal business hours and shall give such independent certified accountant access to all other information as may be necessary and proper to check and verify the accuracy of such reports. If said examination of records reveals any underpayment(s) of the royalty payable by either Party, then such Party shall promptly pay the balance due to the other Party, and if the underpayment(s) is/are more than five percent (5%), then such Party shall also bear the expenses of said accountant. If said examination of records reveals any overpayment(s) of royalty payable by either Party, then the other Party shall credit the amount overpaid against such Party’s future royalty payment(s).

9.6	Payment Terms

(i)	Inspire shall pay all sums due under this Agreement in US dollars by wire transfer to *[CONFIDENTIAL], or such other account as may be designated by BII.

(ii)	BII shall pay all sums due under this Agreement in US dollars by wire transfer to a bank account designated by Inspire.

9.7	Taxes

All payments to be made under this Clause 9 are exclusive of any applicable taxes (other than applicable withholding taxes, if any which are addressed below), charges and duties. Each Party shall be liable for such taxes, charges or duties and shall pay them in the manner and at the rate prescribed by law or regulation.

If laws or regulations require the party making a royalty or license fee to withhold any taxes imposed upon the party receiving such payment on account of any royalties or license fees, paid under this Agreement, such taxes shall be deducted by the party making the payment as required by law from such payment and shall be paid by the party making such payment to the proper tax authorities. Official receipts of payment of any withholding tax shall be secured and sent to the party receiving the payment within sixty (60) days from the remittance as evidence of such payment. The Parties shall exercise reasonable efforts to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of any relevant tax treaty.

9.8	Currency Conversion

Whenever a Party is required to convert Net Sales of Product sold in a currency other than US dollars into US dollars, the rate of exchange shall be calculated using the average monthly rate used by such Party in its own consolidated financial statements. In the case of Inspire this means the rates published by the Wall Street Journal, while in the case of BII this means the rates published by the European Central Bank.

9.9	Late Payment

Where a Party does not receive payment of any sums due to it by the due dates specified herein, interest shall accrue on such sum at the rate equivalent to rate of one month US-Dollar LIBOR plus five percent (5%) calculated on a daily basis, without prejudice to a Party’s right to receive payment on the due date.

10.	Intellectual Property

10.1	BII IP

Any and all BII IP owned by or licensed to BII (other than Inspire IP licensed to BII) at the Effective Date or during the Term of this Agreement, shall remain owned by or licensed to BII, subject to the licenses granted to Inspire hereunder.

10.2	Inspire IP

Any and all Inspire IP owned by or licensed to Inspire (other than BII IP licensed to Inspire) at the Effective Date or during the Term of this Agreement, shall remain owned by or licensed to Inspire, subject to the licenses granted to BII hereunder.

10.3	Trademark A

(a)	Inspire shall within a reasonable period of time after the Effective Date, but not later than two (2) years after the Effective Date, engage in the creation, search, clearance and registration of a suitable name for the Product. Such search, clearance and registration shall be limited to the countries within the Inspire Territory. Inspire shall make available to BII, all of the search and clearance documentation that Inspire used in connection with its own search and clearance prior to the selection of the final name, which shall be made jointly by the Parties (hereinafter, “Trademark A”). The costs of creation, search, clearance and registration shall initially be incurred and paid by Inspire but will be reimbursed by BII as provided below. Immediately upon filing Trademark A in the Inspire Territory, Inspire shall inform BII thereof and BII shall be entitled to make registrations with respect to Trademark A, in the name of BII, and at BII’s expense, for each country in the BII Territory, without any restriction.

(b)

Promptly after the filing of the registration application for Trademark A in the United States, and in any event prior to the launch of the Product in any country of the Inspire Territory, Inspire shall assign to BII all of Inspire’s applications and registrations of Trademark A (such date being hereinafter referred to as the “Assignment Date”). Within thirty (30) days of the Assignment Date, the costs of creation, search, clearance and registration of Trademark A will be reimbursed by BII to Inspire up to a total amount of *[CONFIDENTIAL]. Subsequent to the Assignment Date, BII shall maintain the applications and registrations of Trademark A for the countries in the Inspire Territory. BII may, at its discretion, and at its expense, file additional trademark applications for Trademark A in the countries of the BII Territory. Inspire acknowledges that, subsequent to the Assignment Date, all ownership rights and interests in Trademark A shall be exclusively vested in BII, subject, however, to Inspire’s exclusive license rights to use Trademark A according to the terms of this Agreement. Subsequent to the Assignment Date, the task and cost of the trademark maintenance of Trademark A shall be borne exclusively by BII but may be restricted by BII to (i) the countries of the Inspire Territory, and (ii) the countries of the BII Territory in which the Product has been launched. Trademark A shall be exclusively licensed to Inspire pursuant to Clause 2 of this Agreement.

(c)	Inspire will sell only such Product which is only marked with Trademark A in capital letters, or similar prominent form, by using the symbol or ™, as the case may be, and with the usual declaration (e.g.: “. is a registered trademark of BII used under license.”) and shall comply with any reasonable specifications and directions given by BII from time to time; the same obligations applies to any promotional material or leaflets upon which the Trademark A is used. Inspire shall be entitled to add its housemark and company name but no further trademark unless such trademark is assigned to BII free of charge. Should Inspire add its own trade dress, BII shall be entitled to use the trade dress for the Product free of charge and unlimited with respect to time and means of exploitation in the BII Territory and in any country of the Inspire Territory after finalisation of the OTC-Switch in such country, or after termination of this Agreement, other than termination by Inspire pursuant to Clause 15.2. Notwithstanding the foregoing, BII shall not be permitted to use the housemark or company name of Inspire. BII acknowledges that all ownership rights and interests in Inspire’s housemark and company name shall be exclusively vested in Inspire. Inspire will do nothing to mislead the public as to the nature or quality of any Product on which Trademark A is affixed.

(d)

Inspire will neither use nor maintain Trademark A or any other trademarks similar thereto in relation to other products nor will Inspire apply for trademark filings, except as otherwise provided herein, or domain name registrations in respect of Trademark A or any other trademarks similar thereto throughout the world. Upon request by Inspire, BII will approve and register domain names with respect of Trademark A with the CTLD-endings of the countries of the Inspire Territory and make these available to Inspire for the duration of the exclusive license granted to Inspire pursuant to Clause 2. The approval of such domain names shall not be unreasonably withheld or delayed. Notwithstanding the above sentence, Inspire may seek out, and perfect its rights with respect to, and use, a domain name registration with respect to the commercialization of the Product in the Inspire Territory, however it is expressly agreed that such domain name shall not contain the name of Trademark A. Notwithstanding any provision of this Agreement to the contrary, Inspire may continue to engage in commercialization activity for the Elestat® product. Inspire shall take no action that could prejudice the validity, registration or reputation of Trademark A or the goodwill associated with the same. BII shall take not action that could prejudice the validity, registration or reputation of the Inspire housemarks or the good will associated with the same.

10.4	Arising Intellectual Property

(a)	Inspire owns all arising IP.

The Parties hereby acknowledge and agree that Inspire shall own any and all inventions and discoveries conceived and reduced to practice by Inspire during the course of its activities under this Agreement (and in particular, as a result of the Development Program), and the patent rights which arise from any such inventions and discoveries. In addition, the Parties hereby acknowledge and agree that Inspire shall own any and all Know-How generated by Inspire in the course of its activities under this Agreement (and in particular, as a result of the Development Program) including but not limited to any and all of the data generated out of pre-clinical activities and clinical studies, pre-formulation activities and formulation activities related to the Compound and the Product, and all regulatory filings (including IND’s and NDA’s) related to the Product.

(b)	License to BII in the Field. BII shall have all of the exclusive license rights granted to it under Clause 3 of this Agreement.

(c)	Assignment to BII in the event of an OTC Switch. In the event that BII chooses to exercise its OTC Switch Rights with respect to any country of the Inspire Territory, upon payment of the OTC Switch Payment, Inspire shall assign and transfer to BII the Inspire IP relating to such country of the Inspire Territory where BII has exercised its OTC Switch Rights, but only to the extent necessary to develop and commercialize an OTC product containing the Compound, in the Field, for such country. Inspire agrees to execute and deliver to BII any and all documents of assignment or conveyance to effectuate the preceding assignment.

(d)

Reservation of Rights of General Applicability. Notwithstanding anything in this Agreement to the contrary, in no event will Inspire be under any obligation to assign or transfer to BII any Inspire IP of general applicability (including but not limited to formulation enhancement technology, drug delivery technology or general drug development technology). In the event that BII exercises its OTC Switch Rights with respect to any country of the Inspire Territory, upon payment of the OTC Switch Payment, Inspire shall grant rights to BII to such Inspire IP of general applicability, but only to the extent necessary to develop and commercialize an OTC product containing the Compound, in the Field, in such country, and Inspire will retain all rights to use such Inspire IP of general applicability for all other uses. Inspire agrees to execute and deliver to BII any and all documents necessary to effectuate the grant of rights in the preceding sentence.

(e)	Unblocking Licenses outside the Field.

In the BII Territory.

Inspire hereby grants to BII, a non-exclusive, fully paid-up, perpetual, irrevocable, fully sublicensable (to Affiliates and third parties) license to use any Inspire IP outside the Field in the BII Territory, but only to the extent that such Inspire IP relates to the Compound, the use thereof, or a formulation thereof.

In the Inspire Territory.

(A) Inspire hereby grants to BII, a non-exclusive, fully paid-up, perpetual, irrevocable license with the right to grant sublicenses to its Affiliates (but not to third parties) to use any Inspire IP outside the Field in the Inspire Territory, but only to the extent that such Inspire IP relates to the Compound, the use thereof, or a formulation thereof. It is understood and agreed, however, that BII shall not use any such Inspire IP granted to BII under the preceding sentence to compete with Inspire in the Inspire Territory with respect to a competitive product. In this regard, competitive product shall mean any product outside the Field which (i) is similar to the product commercialized by Inspire in the Inspire Territory with respect to dosage and pharmaceutical application, and (ii) is covered by granted Inspire Patent Rights.

(B) In the event that Inspire develops an improvement, or a new formulation or new dosage form of the Compound which is outside the Field (“New Form”), and in the event that Inspire elects to seek a collaboration partner with respect to the commercialization of the New Form in the Inspire Territory, Inspire will first offer such opportunity to BII, and thereafter for a period of ninety (90) days, BII and Inspire shall negotiate in good faith to determine the economics terms of such a collaboration.

10.5	Maintenance and Prosecution of Patents.

(a)	BII shall be responsible for the prosecution, maintenance, renewal, extension and defense of all BII Patent Rights. BII shall bear all costs and expenses related to such BII Patent Rights. If BII intends to abandon any BII Patent Right that is listed on Annex 2, BII shall inform Inspire in writing and Inspire shall have the right to take over such BII Patent Right at its own name and cost. In the event that such a BII Patent Right is rejected by a Patent Office, BII will timely inform Inspire of such rejection and further steps to be taken by BII.

(b)	Inspire shall be responsible for the prosecution, maintenance, renewal, extension and defense of all Inspire Patent Rights. Inspire shall bear all costs and expenses related to such Inspire Patent Rights. If Inspire intends to abandon any Inspire Patent Rights, Inspire shall inform BII in writing and BII shall have the right to take over such Inspire Patent Right at its own name and cost. In case an Inspire Patent Right is rejected by a Patent Office, Inspire will timely inform BII of such rejection and further steps to be taken by Inspire.

10.6	Patent Enforcement.

(a)	In the event that a third party attacks the validity of any particular BII Patent Right listed in Annex 2 in any country of the Inspire Territory, then BII shall at its own discretion promptly take such legal action as is required to defend the validity of such particular BII Patent Right in the Inspire Territory and Inspire shall give all reasonable assistance (excluding financial assistance) to BII. Inspire may be represented by counsel of its own selection at its own expense in any such legal action, but BII shall have the right to control the suit and proceeding; provided, however, that BII shall not agree to any settlement of the suit with respect to any BII Patent Rights listed in Annex 2 in the Inspire Territory without the prior written consent of Inspire not to be unreasonably withheld, delayed or conditioned. If BII does not take legal action as is required to defend the validity of any such BI Patent Right in the Inspire Territory, BII shall provide at thirty (30) days notice to Inspire prior to a corresponding deadline, if applicable, and Inspire may then, at its option, assume control and defense of such action relating to such BII Patent Right in the Inspire Territory, at its expense. In the event that Inspire assumes control of the defense of such BII Patent Right in the Inspire Territory, BII shall give reasonable assistance (excluding financial assistance) to Inspire. BII may be represented by counsel of its own selection at its own expense in any such legal action, but Inspire shall have the right to control the suit and proceeding; provided, however, that Inspire shall not agree to any settlement of the suit without the prior written consent of BII not be unreasonably withheld, delayed or conditioned.

(b)

In the event that a third party attacks the validity of any particular Inspire Patent Right in any country of the BII Territory, then Inspire shall at its own discretion promptly take such legal action as is required to defend the validity of such particular Inspire Patent Rights in the BII Territory and BII shall give all reasonable assistance (excluding financial assistance) to Inspire. BII may be represented by counsel of its own selection at its own expense in any such legal action, but Inspire shall have the right to control the suit and proceeding; provided, however, that Inspire shall not agree to any settlement of the suit with respect to any Inspire Patent Right in the BII Territory without the prior written consent of BII which shall not to be unreasonably withheld, delayed or conditioned. If Inspire does not take legal action as is required to defined the validity of any such Inspire Patent Right in the BII Territory, Inspire shall provide at thirty (30) days notice to BII prior to a corresponding deadline, if applicable, and BII may then, at its option, assume control and defense of such action at its expense. In the event that BII assumes control of the defense, Inspire shall give reasonable assistance (excluding financial assistance) to BII. Inspire may be represented by counsel of its own selection at its own expense in any such legal action, but BII shall have the right to control the suit and proceeding; provided, however, that BII shall not agree to any settlement of the suit without the prior written consent of Inspire not be unreasonably withheld, delayed or conditioned.

10.7	Infringement Action by Third Parties.

In the event that either Party becomes aware of any actual or potential infringement of any BII Patent Rights by a third party who is making, using, selling, offering for sale or importing an infringing product in the Inspire Territory, that Party would promptly notify the other Party in writing thereof. BII shall within ninety (90) days inform Inspire whether BII will take any legal action against the infringer. If BII informs Inspire that it will not take any legal action, Inspire would have the backup right in the Inspire Territory (but not the obligation) to enforce the BII Patents against any such third party infringer. The Parties will fully cooperate with and reasonably assist each other in such proceedings. Any recovery from such proceedings in the Inspire Territory will be applied first to cover the costs incurred in such proceeding, and any remaining recovery will be treated as Net Sales to Inspire and subject to royalties in accordance with the royalty obligations contained in this Agreement.

The provisions under this Clause 10.7 shall also apply also vice versa in the event that a third party infringes any Inspire Patent Rights in any country of the BII Territory.

11.	Representations and Warranties

11.1	Representations and Warranties

Each Party represents and warrants to the other Party that:

(i)	it has, as of the Effective Date, the legal power, authority and right to enter into this Agreement and to properly perform its respective obligations in this Agreement;

(ii)	it is not, as of the Effective Date, a party to any agreement, arrangement or understanding with any third party which in any way prevents it from fulfilling any of its obligations under the terms of this Agreement;

(iii)	it shall comply with the provisions of this Agreement and with the obligations imposed under this Agreement;

(iv)	each individual executing this Agreement on behalf of a Party has, as of the Effective Date, been fully empowered to execute this Agreement and that, as of the Effective Date, all necessary action to authorise the execution of this Agreement has been taken; and

(v)	such Party is entitled by their Affiliates to grant the rights under this Agreement to the other Party to the extent that any Know-How or any

Patent Rights are owned by or licensed to or from their respective Affiliates.

11.2 Representations and Warranties of BII

BII represents and warrants to Inspire as of the Effective Date that:

(i)	BII is the owner of, or has exclusive rights to, all of the BII Patents Rights in existence on the Effective Date, and has the exclusive right to grant the licenses granted under this Agreement;
(ii)	to BII’s current knowledge, those BII Patent Rights listed in Annex 2 are not the subject of any interference, opposition or litigation proceedings;
(iii)	to BII’s current knowledge, BII has exclusive rights to all of the BII Know-How in existence on the Effective Date and the exclusive right to grant licenses with respect thereto; and
(iv)	to BII’s current knowledge, Inspire’s use of the Compound in the Field, in accordance with the terms of the Agreement, does not infringe upon or conflict with any patent or other proprietary rights of any third party.

11.3	Representations and Warranties of Inspire

Inspire represents and warrants to BII as of the Effective Date that:

(i)	to Inspire’s current knowledge, Inspire has exclusive rights to all of the Inspire Know-How in existence on the Effective Date and the exclusive right to grant licenses with respect thereto; and

(ii)	to Inspire’s current knowledge, BII’s use of Inspire IP in the Field, in accordance with the terms of the Agreement, does not infringe upon or conflict with any patent or other proprietary rights of any third party;

12	Indemnification; Insurance

12.1 Inspire’s Obligation to Indemnify BII

Inspire hereby agrees to indemnify, defend and hold harmless BII and/or its Affiliates and its/their directors, officers, employees and agents from and against all third party claims, including without limitation, any claims with respect to death or injury to a person or damage to property, and all damages, losses, costs and expenses, including reasonable attorney’s fees and expenses, which BII and/or its Affiliates and its/their directors, officers, employees and agents may incur arising out of or resulting from (i) the conduct of the Development Program, (ii) the manufacture of the Product (as opposed to the manufacture of the Compound) by or on behalf of Inspire, (iii) the marketing or sale of the Product in the Inspire Territory by or on behalf of Inspire, including but not limited to Inspire’s refusal to follow BII’s advice to recall the Product from the market (except to the extent that same arises due to the Compound supplied to Inspire being defective in any way), and (iv) any breach of Inspire’s obligations under this Agreement.

The Parties acknowledge and agree that the obligation for Inspire to indemnify, defend and hold harmless BII, pursuant to the terms of 12.1(iii) of the preceding paragraph, for any particular country of the Inspire Territory, shall terminate with respect to such country in the event that BI exercises its OTC Switch Rights with respect to such country. For the avoidance of doubt, however, the preceding sentence will not apply to any claims or damages, losses, costs and expenses which have arisen or been caused during the time of commercialization of the Product by Inspire.

12.2 BII’s Obligation to Indemnify Inspire

BII hereby agrees to indemnify, defend and hold harmless Inspire and/or its Affiliates and its/their directors, officers, employees and agents from and against all third party claims, including without limitation, any claims with respect to death or injury a person or damage to property, and all damages, losses, costs and expenses, including reasonable attorney’s fees and expenses, which Inspire and/or its Affiliates and its/their directors, officers, employees and agents may incur arising out of or resulting from (i) the manufacture of or any defect in the Compound, (ii) any work conducted by or on behalf of BII in relation to obtaining Product Registration(s) in the BII Territory (including but not limited to injuries related to clinical trials) (iii) the manufacture of the Product by or on behalf of BII other than by Inspire, if such manufacture by or on behalf of BII takes place, (iv) the marketing or sale of the Product in the BII Territory, and in any country of the Inspire Territory where the OTC-Switch has been finalised, and (v) any breach of BII’s obligations under this Agreement.

12.3 Indemnification Process

The Party seeking indemnification under this Clause 12 (the “Indemnified Party”) shall

(i)	give the other Party (the “Indemnifying Party”) notice of the relevant claim,

(ii)	cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in the defence of such claim and

(iii)	give the Indemnifying Party the right to control the defence and settlement of such claim, except that the Indemnifying Party shall not enter into any settlement that affects the Indemnified Party’s rights or interest without the Indemnified Party’s prior written approval. The Indemnified Party shall have no authority to settle any claim on behalf of the Indemnifying Party.

12.4 Insurance

Each Party, at its own expense, shall maintain during the Term of this Agreement, and for a period of at least three years thereafter, adequate liability insurance in such amounts and with such scope of coverage as is customary for a pharmaceutical company of its size. This insurance program shall include but not be limited to comprehensive general liability coverage and product liability coverage. Each party shall provide upon request the other party with a certificate of such insurance.

13.	Confidentiality

13.1	If either Party should provide, disclose or deliver Confidential Information to the other Party, the receiving party will keep such Confidential Information secret and confidential for a period of fifteen (15) years after expiry or termination of this Agreement and shall neither use such Confidential Information for any purpose other than as provided under this Agreement nor disclose or deliver such Confidential Information to any person or party, except to (i) the receiving Party’s employees, contractors and advisors who are bound by similar obligations of confidentiality and are reasonably required to have such Confidential Information for purposes of this Agreement, and (ii) government agencies or officials, if necessary for obtaining the Product Registrations. Affiliates and advisors of the Parties will not be considered third parties under the terms of this Clause 13. In the event that Confidential Information is passed on to said Affiliates and advisors for the purpose of this Agreement, the respective Party undertakes to impose the same obligations on said Affiliates as imposed on it hereunder.

13.2	In the event that a Party is required by law, regulation, rule, act or order of any governmental authority or agency or any Stock Exchange requirement as defined in Clause 14.2 (b) to disclose Confidential Information of the other Party, it shall be entitled to do so provided that it shall first notify the other Party forthwith of any such required disclosure and limit such disclosure as far as is possible under applicable law. Such disclosure shall, however, not relieve either Party of its other obligations contained herein.

13.3	Confidential Information shall be promptly returned to the disclosing party upon termination of this Agreement, along with any copies, reproductions, digests, abstracts or the like of all or any part thereof in the receiving party’s possession or under receiving party’s control, except for one copy which might be retained by the receiving party for documentation purposes only.

13.4	Each Party reserves all rights in its Confidential Information and no rights or obligations other than those expressly provided herein are granted or to be implied from this Agreement.

13.5	This Clause 13 shall survive the termination or expiration of this Agreement.

14.	Publication and Public Disclosure

14.1 Publication

During the Term of this Agreement, Inspire and BII each acknowledge the other Party’s interest in publishing certain of its results to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each Party also recognises the mutual interest in obtaining valid intellectual property protection and maintaining as confidential any information related to yet unpublished Patents or Know-How which would have commercial value when undisclosed. Consequently, if either Party, its employees or Affiliates seeks to make a scientific publication (including any oral presentation, posters, articles or the like) relating to the Product (the “Publishing Party”) such Party shall transmit to the other Party (the “Reviewing Party”) a copy of the proposed written publication at least sixty (60) days prior to submission for publication, or an outline of such oral presentation at least thirty (30) days prior to presentation. The Reviewing Party shall have the right (i) to propose modification to the publication for patent or other reasons and (ii) to request a delay in publication in order to protect patentable information, and (iii) to request the Publishing Party to refrain from the publication in order to protect its Confidential Information.

If the Reviewing Party requests such a delay, the Publishing Party shall delay submission or presentation of such publication for a period of forty-five (45) days to enable patent applications to be made protecting each Party’s rights in such information. If the Reviewing Party reasonably claims that such information, whether or not patentable, is likely to have significant commercial value and can be maintained as a trade secret, the Publishing Party shall publish or disclose only such information which would not materially adversely affect such commercial value except as provided otherwise in this Agreement.

Upon the expiration of sixty (60) or thirty (30) days from transmission to the Reviewing Party, as applicable, the Publishing Party shall be free to proceed with the written publication or the presentation, respectively, unless the Reviewing Party has requested the delay described above. If the Reviewing Party requests the Publishing Party to refrain from the publication, no publication shall be allowed to the extent that it contains such Confidential Information.

14.2 Public Announcement; Reporting Obligations

(a)	The text of a press release relating to the execution of this Agreement is attached hereto as Annex 5.

(b)

The Parties acknowledge that Inspire is a publicly traded company and as such it is subject to the disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”), the Nasdaq market and any other securities exchange or market upon which the securities of Inspire may be traded (collectively, “Stock Exchange”) and therefore it makes periodic reports and filings with the SEC and issues press releases from time to time. The Parties further acknowledge that BII is a privately owned company having its own disclosure policy. Therefore, neither Party shall issue a press release about the Product without the issuing Party first providing a copy of such release to the other Party prior to such disclosure, and then obtaining the prior written consent of the other Party not to be unreasonably withheld, delayed or conditioned; provided, however, that the issuing Party shall not be required to obtain such consent if such release is required by applicable law or Stock Exchange requirements. Notwithstanding the foregoing, if no written consent is required under this Clause 14.2 (b), the issuing Party shall use Reasonable Efforts to incorporate the comments of the other Party. If written consent is necessary and the other Party has not raised any objections within four (4) business days of receipt of the press release from the issuing Party (or such shorter period if required by applicable law or Stock Exchange requirements and as notified to the other Party), it will be presumed that the consent has been given.

(c)	In the event that either Party is required to file this Agreement with the SEC, the Party with the obligation to file this Agreement will seek confidential treatment of sensitive information of either Party (in particular, but not limited trade secrets, confidential commercial and financial information) contained in this Agreement. Prior to making any such submission to the SEC, the Party required to make such submission will inform the other party in writing about such submission and the extent to which confidential treatment is being sought from the SEC in order to enable the other Party to comment on such submission. The Party required to make the submission will use reasonable efforts to incorporate the timely and reasonable comments of the other Party in the confidential treatment request.

15.	Term/Termination/Effects of Termination

15.1	Term

This Agreement will become effective as of the Effective Date, and unless terminated sooner pursuant to the remaining provisions of this Clause 15, will continue in full force and effect so long as either Party is obligated to pay royalties to the other Party hereunder (the “Term”). Upon expiration of the Term, each of Inspire and BII will continue to have the rights specified in Clause 2.2(i) and Clause 3.4, respectively, with respect to the conversion of rights into a perpetual, fully paid-up, non-exclusive license.

15.2	Termination for Material Breach

Either Party shall be entitled to terminate this Agreement upon sixty (60) days written notice to the other, if the other Party commits a material breach of this Agreement and, in the case of a breach capable of remedy, fails to remedy the same within sixty (60) days after receipt of a written notice giving full particulars of the breach and requiring it to be remedied. The Parties agree that any failure of BII to deliver the Compound to Inspire, any delay or defective delivery shall not constitute a material breach of BII under this Agreement but shall be handled under the separate Supply Agreement between the Parties.

15.3	BII’s Additional Termination Rights

(i)	BII may terminate this Agreement, by sending written notice to Inspire, in the event that First Commercial Sale has not occurred in the United States by *[CONFIDENTIAL].

(ii)	BII may terminate this Agreement, by sending written notice to Inspire, at any time after BII has received a written statement from the CEO of Inspire stating that Inspire has made a decision not to pursue the Development Program or to seek the Product Registration for the Product pursuant to Clause 4.2.

(iii)	BII may terminate this Agreement, by sending written notice to Inspire, in the event that Inspire has not filed a Product Registration with respect to the United States by *[CONFIDENTIAL].

15.4 Inspire’s Additional Termination Rights

(i)	At any time subsequent to the date of First Commercial Sale of a Product in any country of the Inspire Territory, Inspire shall have the right to terminate this Agreement for its convenience by giving BII six (6) months prior written notice.

(ii)	At any time prior to the time that Inspire has achieved First Commercial Sale of a Product in any country of the Inspire Territory, Inspire may terminate this Agreement for its convenience by giving BII sixty (60) days prior written notice.

15.5 Termination for Bankruptcy

If Inspire shall go into liquidation (otherwise than for the purpose of reconstruction or amalgamation) or compounds or makes any voluntary arrangements with its creditors or has a receiver or administrator or administrative receiver or other encumbrance appointed over all or part of its assets or takes or suffers any similar action in consequence of debt or becomes unable to pay its debts and when they fall due or shall cease or threaten to cease to carry on business or anything analogous to any of the foregoing under the law of any jurisdiction occurs in relation to Inspire, BII may terminate this Agreement with immediate effect by serving notice in writing on Inspire.

15.6	Consequences of Termination

Upon termination of this Agreement by BII under Clauses 15.2, 15.3 or 15.5, and by Inspire under Clause 15.4, all licenses granted to Inspire hereunder shall terminate and Inspire shall:

(i)	grant to BII a perpetual, irrevocable, fully paid-up, royalty free world-wide exclusive right and license to use with the right to sublicense the Inspire IP, for any product including but not limited to any competitive product as described in Clause 10.4 (f) (A);

To the extent such documents exist, Inspire shall provide BII free of charge all original documents relating to the rights and licenses mentioned above in this Clause 15.6 (i), in particular relating to the Development of the Product, in particular all results from all activities within the Development Program including final study reports in hardcopy and/or electronic form, all dossiers for the Product Registration(s), marketing plans and marketing information and Product documentation. Furthermore, Inspire shall make available and transfer free of charge all Inspire Know-How existing as of the date of termination, to the extent that such Inspire Know-How relates to the Product;

(ii)	commensurate with legislative and regulatory requirements transfer to BII or its nominee all Product Registrations or Product Registration applications and all such documents as necessary to transfer the Product Registrations to BII or a party designated by BII. In the event that in any country such a transfer is not possible Inspire shall ensure that BII has the benefit of the relevant Product Registration and to this end consents to any Regulatory Agency cross-referencing of the data and information on file with any Regulatory Agency relating to the said Product Registration as may be necessary to facilitate the granting of an additional Product Registration to BII and Inspire agrees to complete whatever other reasonable procedures are necessary in relation to the said Product Registration to enable BII freely to develop and sell the Product both in the BII and Inspire Territory;

(iii)	refrain from, after the date of termination, the manufacture, use, or marketing of the Product during the duration of the BII Patent Rights or Inspire Patent Rights or where Inspire needs to use the BII Know-How or the Inspire Know-How for so long as the BII Know-How or Inspire Know-How remains secret and substantial;

(iv)	cease selling the Product and using the Trademark A provided nevertheless that Inspire shall be at liberty to fulfil all orders received prior to and from the date of termination through the effectiveness of the termination and temporarily to use the Trademark A and to retain such documents that it may require for such purpose and sell inventory for a period of up to six (6) months after termination;

(vi)	BII reserves the right to re-purchase from Inspire within sixty (60) business days of the date of termination any of the Compound supplied by BII (but not the Product) for commercial purposes under the terms of the separate Supply Agreement which is in the possession or under the control of Inspire at the date of termination and which is in good condition at a price equal to that paid by Inspire to BII with respect to the Compound. All payment obligations under the separate Supply Agreement shall remain in force; and.

(vii)

if requested by BII, license, assign or otherwise transfer all third party agreements relating to the manufacture of the Product to BII, to the extent that Inspire is permitted to license or assign to BII, in order to enable BII to commercialise the Product in the Inspire Territory and, to the extent available, also in the BII Territory. In the event that Inspire is requested by BII, to license, assign or transfer such third party agreements to BII, as a condition to such license, assignment or transfer, BII shall assume and accept all of the obligations of Inspire contained in such agreements.

15.7 Consequences of Early Termination by Inspire

Upon Termination of this Agreement by Inspire under Clause 15.2 all licenses granted to BII hereunder shall terminate and:

(i)	Inspire shall continue to own Inspire IP and shall retain all Product Registrations or Product Registrations applications and other regulatory filings and approvals for Product in the Inspire Territory, and will not be under any obligation to transfer any Inspire IP, Product Registrations, Product Registrations applications or any other data or information whatsoever to BII;

(ii)	In such event, BII hereby grants to Inspire a perpetual, irrevocable, fully paid up, royalty free and exclusive license to use the BII Patent Rights and BII Know-How to develop, market, distribute and sell the Product in the Inspire Territory and a Semi-exclusive license to manufacture the Product both in the Inspire Territory and BII Territory, but solely for the development, marketing, distribution and sale of the Product in the Inspire Territory, (it being understood and agreed, however, that the manufacturing rights granted hereunder (including any sublicense thereof) relate only to the manufacture of the Product and not to the manufacture of the Compound), and for the avoidance of doubt, Inspire will continue to have the right to market and sell the Product. Furthermore, BI shall, in the event of a termination pursuant to this Clause 15.2, convey, assign and transfer to Inspire, free of charge, all of the rights to Trademark A for the Inspire Territory. However, the Parties agree that BII shall continue to have the rights under Clause 3 regarding the BII Territory provided that BII continues to make the royalty payments due to Inspire under this Agreement; and

(iii)	The Supply Agreement shall continue in full force and effect and BII shall continue to supply or procure the supply of the Compound to Inspire in accordance with the Supply Agreement.

15.8 Right to Damages

Any termination of this Agreement shall be without prejudice to any other rights or remedies which have accrued to either Party as of the date of termination in respect of the breach concerned (if any) or any other breach. Each Party reserves the right to bring a claim for damages against the other Party in respect of a breach by such other Party of this Agreement.

EXCEPT IN CASES OF WILLFUL MISCONDUCT AND GROSS NEGLIGENCE, IN NO EVENT WILL EITHER PARTY HERETO BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR MULTIPLE DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS OR LOSS OF GOODWILL, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE EXERCISE OF RIGHTS HEREUNDER.

16.	Concluding Provisions

16.1 Notices

Any notices required or permitted by the terms of this Agreement shall be in writing and any notices and statements provided hereunder shall be delivered by hand, or sent by registered or certified mail, postage prepaid, or sent by a reputable overnight courier with confirming receipt, or sent by facsimile with confirming receipt, to:

If to BII:

Boehringer Ingelheim International GmbH
Binger Strasse 173
55216 Ingelheim am Rhein
Germany
*[CONFIDENTIAL]

And if to Inspire:

Inspire Pharmaceuticals, Inc.
4222 Emperor Boulevard – Suite 200
Durham, North Carolina 27703
USA

Attention: Business Development

With a copy to:

Inspire Pharmaceuticals, Inc.
4222 Emperor Boulevard – Suite 200
Durham, North Carolina 27703
USA

Attention: General Counsel

Each Party may modify the contact information specified above, at any time, by sending written notice of such changes in the manner specified above to the other Party.

16.2 Assignment; Successors in Interest

Inspire shall not be entitled to assign or otherwise transfer its rights and obligations under this Agreement in whole or in part to any third party without the prior written consent of BII. Notwithstanding the above, Inspire may, without the prior written consent of BII, assign or otherwise transfer its rights or obligations under this Agreement in connection with a merger, consolidation, reorganization of Inspire, or in connection with a sale or transfer of all or substantially all of the voting stock, or all or substantially all of the assets, of Inspire, or in connection with the sale or transfer by Inspire of (i) its development capability or (ii) the business to which this Agreement relates.

The rights and obligations of BII under this Agreement may be assigned or otherwise transferred to an Affiliate or Sublicensee of BII without the prior written consent of Inspire.

Any attempted assignment made other than in accordance with this provision will be wholly void, invalid and of no effect. This Agreement will be binding upon, and inure to the benefit of, all permitted successors and assigns.

The Parties will impose on any legal successor, regardless of whether by way of singular or universal succession and/or any assignee or the like the obligations under this Agreement and will make sure that any such successor shall comply with this Agreement, in particular will allow and enable BII, its Affiliates, Sublicensees and Recognised Agents to fully exploit all rights granted under this Agreement and will pay to BII all amounts due under this Agreement.

16.3 Entire Agreement; Amendment

This Agreement (including the Annexes attached hereto) constitutes and sets forth the entire agreement between, and understanding of, the Parties hereto with respect to the subject matter hereof, and supersedes all previous agreements, written or oral, regarding the subject matter hereof. This Agreement may be amended only by a written instrument that refers to this Agreement that is executed by authorized signatories of the Parties. If there is a conflict between the terms of any Annex and the terms of the Agreement, the terms of the Agreement will control.

For the avoidance of doubt, the Parties hereby agree that the Material Transfer Agreement entered into by the Parties on June 7, shall remain in full force, with the sole exception that Inspire shall have the right to use the Results (as defined in such Material Transfer Agreement) pursuant to the terms of this Agreement.

16.4 Force Majeure

Neither Party shall be liable for delay or failure to perform hereunder due to any contingency or condition beyond its control, including, but not limited to acts of God, fires, floods, wars, civil wars, acts of war, acts of terrorism, insurrections, riots, epidemics, sabotage, embargoes, strikes, lockouts or other labor disturbances, governmental action or inaction, a change in laws, ordinances, rules or regulations or failure of third party delivery, provided, such Party promptly gives to the other Party hereto written notice claiming force majeure and uses its commercially reasonable efforts to remedy, eliminate or mitigate the effect of such force majeure event, insofar as is possible and with all reasonable dispatch. If the period of delay of failure of a Party should extend for more than four (4) months without such party making commercially reasonable efforts to address such force majeure, then in such event, the other Party shall have the right to terminate this Agreement forthwith upon written notice at any time after expiration of said four (4) months’ period.

16.5 Waiver

Any waiver shall be made in writing for it to be effective and unless expressly stated will not be a continuing waiver nor will it prevent the waiving Party from acting upon that or any subsequent breach or from enforcing any term or condition of this Agreement.

16.6 Severance

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof. The Parties undertake to replace the invalid or unenforceable provision with another provision that reflects legally, as close as possible, the originally intended commercial objectives of the Parties.

16.7 Governing Law, Dispute Resolution and Jurisdiction

This Agreement shall be governed exclusively by, and interpreted in accordance with, the laws of Germany, without reference to conflicts of laws principles. In the event of any controversy or claim arising out of or relating to any provision of this Agreement, the Parties shall first try to settle those conflicts amicably between themselves. If the Parties cannot reach consensus within ten (10) business days after the matter has been brought to their senior staff members handling the daily business, then such issue shall be referred to the Senior Corporate Managers of BII and Inspire (collectively, the “Officers”) for resolution. The Parties intend that the use of the Officers for resolution of any unresolved issues will be on an exceptional basis. If the Officers are unable to reach consensus within thirty (30) days after the matter has been referred to them, then the issue may be transferred to the court in Düsseldorf (Landgericht Düsseldorf), Germany, which is the exclusive and competent court for all disputes, in particular damage claims, which cannot be settled amicably.

16.8 Independent Contractor

For all purposes and notwithstanding any other provision of this Agreement to contrary, BII’s legal relationship under this Agreement to Inspire will be that of independent contractor. This Agreement does not, and nor will it be deemed to, create a partnership or joint venture. Neither Party shall be entitled to any benefits applicable to any employee of the other Party. No Party is authorised to act as an agent for, or on behalf of, the other Party for any purpose, and no Party shall enter into any contract, warranty or representation as to any matter on behalf of the other Party.

16.9 Surviving Provisions

The following Clauses shall survive termination of this Agreement without limitation: Clauses 9.5, 9.7, 9.8, 9.9, 10.4, 13, 15.6, 15.7, 15.8, and 16.7. Clause 12 shall survive termination of this Agreement for a period of three (3) years.

16.10 Use of Affiliates

To the extent that this Agreement imposes an obligation on an Affiliate of a Party, such Party agrees that it will cause such Affiliate to perform such obligation. To the extent that this Agreement allows an Affiliate of a Party to perform its obligations or duties hereunder, such Affiliate may do so, provided that the Party will remain liable hereunder.

16.11 No Third Party Beneficiaries

Nothing in this Agreement is intended to confer upon any person other than the Parties hereto, and their respective successors and permitted assigns, any benefit, right or remedy under or by reason of this Agreement.

16.12 Interpretive Rules

By executing this Agreement, both Parties acknowledge and accept that the final draft of this Agreement was reached by good faith negotiation and mutual consent and accordingly this Agreement will be deemed to be drafted by both Parties and not by any one of them.

16.13 English Language

The English language version of this Agreement shall be controlling on both Parties. All information, documents and reports to be provided by one Party to the other Party hereunder, should be provided in the English language, unless the respective original document is not in English and an English translation does not exist.

16.14 Captions

All captions and section titles herein are for convenience only and will not be interpreted as having any substantive meaning.

16.15 Counterparts; Facsimile Signatures

This Agreement may be executed in counterparts, each of which counterpart, when so executed and delivered, will be deemed to be an original, and all of which counterparts, taken together in the aggregate, will constitute one and the same instrument even if both Parties have not executed the same instrument. A signature on a copy of this Agreement be either Party by facsimile is binding upon the other Party to the same extent as an original. The Parties agree that a photocopy of such a facsimile will be treated as an original.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by their duly authorised representatives.

Ingelheim, February 17, 2006		Durham,

BOEHRINGER INGELHEIM INTERNATIONAL GMBH ppa.		INSPIRE PHARMACEUTICALS, INC.

By:	*[CONFIDENTIAL]	By:	/s/ Christy L. Shaffer
Name: Title:	*[CONFIDENTIAL] authorised signatories	Name: Title:	Christy L. Shaffer, Ph.D. President & CEO

Annex 1

List of BII Documents

Document Number	Title of Document

MS-CHC0941A-01-01 MS-CHC0941B-01-01 MS-CHC0941C-01-01 MS-CHC0941D-01-01 MS-CHC0941E-01-01	*[CONFIDENTIAL]

939-A-01/02	*[CONFIDENTIAL]

939-R-01/01	*[CONFIDENTIAL]

excel file without document number	*[CONFIDENTIAL]

13 Dec. 2000, no document number	*[CONFIDENTIAL]

SR-CHC0941A-01-01 SR-CHC0941E-01-01	*[CONFIDENTIAL]

B1251-01-02	*[CONFIDENTIAL]

706-B-01/02	*[CONFIDENTIAL]

Document Number	Title of Document

*[CONFIDENTIAL]

No document number	*[CONFIDENTIAL]

Document Number	Title of Document

*[CONFIDENTIAL]

005365-04	*[CONFIDENTIAL]

005368-03	*[CONFIDENTIAL]

005348-03	*[CONFIDENTIAL]

005356-08	*[CONFIDENTIAL]

004001-05	*[CONFIDENTIAL]

005351-02	*[CONFIDENTIAL]

005363-04	*[CONFIDENTIAL]

005369-06	*[CONFIDENTIAL]

005341-03	*[CONFIDENTIAL]

013946-02	*[CONFIDENTIAL]

008711-03	*[CONFIDENTIAL]

005358-05	*[CONFIDENTIAL]

005361-05	*[CONFIDENTIAL]

000659-05	*[CONFIDENTIAL]

005343-03	*[CONFIDENTIAL]

Study Number	Study description / Title

*[CONFIDENTIAL]

*[CONFIDENTIAL]

*[CONFIDENTIAL]

U83-0047	*[CONFIDENTIAL]

U85-0359	*[CONFIDENTIAL]

U85-0704	*[CONFIDENTIAL]

U86-0080	*[CONFIDENTIAL]

U86-0561	*[CONFIDENTIAL]

U89-0072	*[CONFIDENTIAL]

U94-0326	*[CONFIDENTIAL]

U95-0232	*[CONFIDENTIAL]

U95-0547	*[CONFIDENTIAL]

*[CONFIDENTIAL]

U83-0047	*[CONFIDENTIAL]

U86-0298	*[CONFIDENTIAL]

U86-0408	*[CONFIDENTIAL]

U86-0653	*[CONFIDENTIAL]

U92-0664	*[CONFIDENTIAL]

U92-0667	*[CONFIDENTIAL]

*[CONFIDENTIAL]

U83-0046	*[CONFIDENTIAL]

U84-0546	*[CONFIDENTIAL]

U84-0606	*[CONFIDENTIAL]

U85-0359	*[CONFIDENTIAL]

U86-0216	*[CONFIDENTIAL]

U86-0538	*[CONFIDENTIAL]

U86-0750	*[CONFIDENTIAL]

U86-1014	*[CONFIDENTIAL]

U87-0231	*[CONFIDENTIAL]

U89-0677	*[CONFIDENTIAL]

U90-0206	*[CONFIDENTIAL]

U90-0608	*[CONFIDENTIAL]

U90-0690	*[CONFIDENTIAL]

U91-0017	*[CONFIDENTIAL]

U91-0144	*[CONFIDENTIAL]

U91-0332	*[CONFIDENTIAL]

U92-0409	*[CONFIDENTIAL]

U92-0410	*[CONFIDENTIAL]

U92-0412	*[CONFIDENTIAL]

U92-0666	*[CONFIDENTIAL]

U93-1017	*[CONFIDENTIAL]

U94-0295	*[CONFIDENTIAL]

U98-0244	*[CONFIDENTIAL]

*[CONFIDENTIAL]

*[CONFIDENTIAL]

U82-0055	*[CONFIDENTIAL]

U82-0056	*[CONFIDENTIAL]

U82-0060	*[CONFIDENTIAL]

U82-0061	*[CONFIDENTIAL]

U84-0045	*[CONFIDENTIAL]

U84-0046	*[CONFIDENTIAL]

U84-0670	*[CONFIDENTIAL]

U85-0564	*[CONFIDENTIAL]

U87-0482	*[CONFIDENTIAL]

U90-0442	*[CONFIDENTIAL]

U90-0443	*[CONFIDENTIAL]

U91-0402	*[CONFIDENTIAL]

U91-0550	*[CONFIDENTIAL]

*[CONFIDENTIAL]

U84-0412	*[CONFIDENTIAL]

U84-0355	*[CONFIDENTIAL]

U85-0788	*[CONFIDENTIAL]

U88-0232	*[CONFIDENTIAL]

U88-0826	*[CONFIDENTIAL]

*[CONFIDENTIAL]

U02-1056	*[CONFIDENTIAL]

U02-1311	*[CONFIDENTIAL]

U03-1137	*[CONFIDENTIAL]

U03-1176	*[CONFIDENTIAL]

U82-0062	*[CONFIDENTIAL]

U83-0048	*[CONFIDENTIAL]

U84-0288	*[CONFIDENTIAL]

U85-0296	*[CONFIDENTIAL]

U86-0368	*[CONFIDENTIAL]

U86-0725	*[CONFIDENTIAL]

U87-0605	*[CONFIDENTIAL]

U87-0606	*[CONFIDENTIAL]

U88-0597	*[CONFIDENTIAL]

U88-0706	*[CONFIDENTIAL]

U89-0002	*[CONFIDENTIAL]

U89-0051	*[CONFIDENTIAL]

U89-0101	*[CONFIDENTIAL]

U89-0664	*[CONFIDENTIAL]

U90-0078	*[CONFIDENTIAL]

*[CONFIDENTIAL]

U82-0063	*[CONFIDENTIAL]

U84-0243	*[CONFIDENTIAL]

U87-0466	*[CONFIDENTIAL]

U87-0806	*[CONFIDENTIAL]

U96-0244	*[CONFIDENTIAL]

*[CONFIDENTIAL]

U87-0064	*[CONFIDENTIAL]

U91-0017	*[CONFIDENTIAL]

U91-0559	*[CONFIDENTIAL]

U91-0625	*[CONFIDENTIAL]

U92-0272	*[CONFIDENTIAL]

U92-0296	*[CONFIDENTIAL]

U94-0250	*[CONFIDENTIAL]

U95-0013	*[CONFIDENTIAL]

*[CONFIDENTIAL]

U88-0583	*[CONFIDENTIAL]

U94-0093	*[CONFIDENTIAL]

U94-0228	*[CONFIDENTIAL]

U94-0290	*[CONFIDENTIAL]

U94-2455	*[CONFIDENTIAL]

U94-2456	*[CONFIDENTIAL]

*[CONFIDENTIAL]

U02-1340	*[CONFIDENTIAL]

U85-0407	*[CONFIDENTIAL]

U86-230	*[CONFIDENTIAL]

U86-0235	*[CONFIDENTIAL]

U86-0813	*[CONFIDENTIAL]

U86-0836	*[CONFIDENTIAL]

U86-0861	*[CONFIDENTIAL]

U87-0756	*[CONFIDENTIAL]

U88-0080	*[CONFIDENTIAL]

U88-0261	*[CONFIDENTIAL]

U88- 0269	*[CONFIDENTIAL]

U88-0587	*[CONFIDENTIAL]

U88-0769	*[CONFIDENTIAL]

U92-0385	*[CONFIDENTIAL]

U92-0421	*[CONFIDENTIAL]

U92-0422	*[CONFIDENTIAL]

U92-0668	*[CONFIDENTIAL]

*[CONFIDENTIAL]

U00-0171	*[CONFIDENTIAL]

U01-3150	*[CONFIDENTIAL]

U87-0900	*[CONFIDENTIAL]

U88-0769	*[CONFIDENTIAL]

U90-0206	*[CONFIDENTIAL]

U92-0412	*[CONFIDENTIAL]

U92-0413	*[CONFIDENTIAL]

Annex 2

BII Patents

*[CONFIDENTIAL]

Annex 3

Development Program

Intranasal Epinastine

14-day toxicology in dogs:	*[CONFIDENTIAL]

14-day toxicology in rats:	*[CONFIDENTIAL]

Request Pre-IND meeting with FDA:	*[CONFIDENTIAL]

Have Pre-IND meeting with FDA:	*[CONFIDENTIAL]

File IND submission with FDA:	*[CONFIDENTIAL]

CMC Milestones

Selection of Final Formulation	*[CONFIDENTIAL]

Dev & Validation of Analytical Methods	*[CONFIDENTIAL]

Initial stability of final formulation	*[CONFIDENTIAL]

9-month intranasal instillation toxicology study in dogs:

First Dose	*[CONFIDENTIAL]

Draft Report	*[CONFIDENTIAL]

6-month intranasal instillation toxicology in rats

First Dose	*[CONFIDENTIAL]

Draft Report	*[CONFIDENTIAL]

Carcinogenicity study(ies)

Submit carcinogenicity protocols	*[CONFIDENTIAL]

Start dosing	*[CONFIDENTIAL]

Final report	*[CONFIDENTIAL]

Protocol 033-101 (Phase 2 Controlled Exposure Unit/Park Study):

All Patients Enrolled	*[CONFIDENTIAL]

Final Study Report Complete	*[CONFIDENTIAL]

Protocol 033-102 (Phase 2 Environmental SAR Study in Mountain Cedar Season):

All Patients Enrolled	*[CONFIDENTIAL]

Final Study Report Complete	*[CONFIDENTIAL]

End of Phase 2 meeting with FDA:	*[CONFIDENTIAL]

Protocol 033-103 (Phase 3 SAR in Mountain Cedar Season):

First Patient Enrolled	*[CONFIDENTIAL]

All Patients Complete	*[CONFIDENTIAL]

Final Study Report Complete	*[CONFIDENTIAL]

Protocol 033-104 (Phase 3 SAR in Grass/Tree or Ragweed Season):

First Patient Enrolled	*[CONFIDENTIAL]

All Patients Complete	*[CONFIDENTIAL]

Final Study Report Complete	*[CONFIDENTIAL]

Protocol 033-105 (Phase 3 Long-Term Safety Study):

First Patient Enrolled	*[CONFIDENTIAL]

All Patients Complete	*[CONFIDENTIAL]

Final Study Report Complete	*[CONFIDENTIAL]

Request Pre-NDA meeting with FDA:	*[CONFIDENTIAL]

Have Pre-NDA meeting with FDA	*[CONFIDENTIAL]

File NDA	*[CONFIDENTIAL]

Annex 4

Trademark A

The Parties will agree on Trademark A

See Clause 10.3

Annex 5

Press Release